Exhibit 99.1

Helbiz Announces Reverse Split, Changes Name to micromobility.com Inc., New Ticker

Nasdaq: MCOM in anticipation of future M&A activities

●	Helbiz (NASDAQ: HLBZ) announces a rebranding to micromobility.com Inc. and ticker symbol change to (NASDAQ: MCOM).
●	micromobility.com Inc. will focus on shared micromobility services by: (i) utilizing the current Helbiz brand, (ii) integrating vehicle long term rentals via the Wheels Labs Inc. brand and retail through its e-commerce platform and brick-and-mortar stores.
●	Helbiz, Wheels and any future brands will remain as the platforms operating the groups’ shared micromobility services across the world.
●	In addition to the shared mobility services, micromobility.com Inc. will offer direct to consumer sales of the best vehicles and accessories in the micromobility industry available today.
●	Micromobility.com Inc., as a part of its retail division, plans to create a network of physical stores across the United States and intends to open its first location in New York City in SoHo in the next 60 days, which will also serve as its first physical location to support Wheel’s long term rental offering and user experience.
●	Helbiz announces a reverse stock split (Ratio of 50:1) of its Class A Common Shares (prior symbol: HLBZ) simultaneous with our rebranding to micromobility.com Inc. to better position the company for future growth.

NEW YORK — MARCH 30, 2023 — Helbiz (NASDAQ: HLBZ), a leading global provider of electric shared micromobility solutions, announced today its rebranding to micromobility.com Inc. (NASDAQ: MCOM). The new name represents the company's commitment to position itself as the predominant brand for micromobility worldwide, for retail, rentals, and shared micromobility, and to position itself as a micromobility consolidator in view of future M&A transactions.

micromobility.com Inc. is also announcing the launch of its new brick-and-mortar retail-focused business, micromobility.com. The business intends to be based on a selection of physical stores, starting across the United States, in addition to an e-commerce site available from today (www.micromobility.com). To kick off the launch, micromobility.com Inc. plans to open its first physical store in SoHo, NYC, in the next 60 days. Together, the physical stores and the e-commerce will offer the best vehicles in the micromobility industry and related accessories from hand-picked partners.

According to Salvatore Palella, CEO of micromobility.com Inc., "We are excited to announce our rebranding to micromobility.com Inc. and the launch of our new retail-focused business. We aim to become the predominant brand for micromobility worldwide by offering the best vehicles, accessories, and services available in the industry."

Simultaneously with the rebranding, Helbiz, Inc. is announcing a reverse split of our class A common stock shares (“Common Stock”). The reverse stock split will be implemented with a ratio of 1-for-50 shares of our Common Stock, par value $0.00001. These changes will be effective upon the market open on Friday, March 31, 2023, meaning that each fifty (50) shares of pre-split Common Stock will represent one (1) post-split share of Common Stock.

In addition, due to our name change, micromobility.com Inc.’s shares of Class A Common Stock will start to trade under the new symbol “MCOM” and our warrants under the new symbol “MCOMW”. The new CUSIP number for the Common Stock following the reverse stock split will be 42309B402. As a result of the 50:1 reverse stock split, the total number of shares of Common Stock outstanding will be reduced from 278,468,103 shares to approximately 5,569,362 shares and the total number of shares of Class B Common Stock outstanding will be reduced from 14,225,898 shares to 284,518 shares. No fractional shares of Common Stock will be issued in connection with the reverse stock split. All fractional shares will be rounded up to the nearest whole share. The reverse stock split does not affect the number of shares that the Company is authorized to issue.

“The reverse stock split is primarily intended to bring the Company into compliance with the Nasdaq Capital Market’s minimum bid price requirement and will make the bid price of our Common Stock more attractive to investors.” - said Salvatore Palella, CEO of micromobility.com Inc.

The reverse stock split will affect all issued and outstanding shares of Common Stock. All outstanding options, restricted stock awards, warrants, convertible notes and other securities entitling their holders to purchase or otherwise receive shares of Common Stock will be adjusted as a result of the reverse stock split by decreasing the number of shares acquirable pursuant to the ratio of 50:1 and increasing the exercise or conversion price, as applicable, will be accordingly adjusted. The number of shares of Common Stock available to be awarded under the Company’s equity incentive plans will also be proportionately adjusted.

Immediately after the reverse stock split, each stockholder’s percentage ownership interest in the Company and proportional voting power will remain virtually unchanged, except for minor changes and adjustments that will result from rounding fractional shares into whole shares, as applicable. The rights and privileges of the holders of shares of common stock will be substantially unaffected by the reverse stock split.

The Company’s transfer agent, Continental Stock Transfer & Trust Company (“Continental”), will serve as exchange agent for the reverse stock split. Continental will be affecting all of the post-split shares in paperless, “book-entry” form. All book-entry or other electronic positions representing issued and outstanding shares of our common stock will be automatically adjusted.

About micromobility.com Inc.

Micromobility.com Inc., a disruptive leader in the micromobility sector, founded by Salvatore Palella in 2015, combines expertise in retail, shared services, and vehicle rentals to revolutionize urban transportation. With operations spanning across the US and Europe, the holding group encompasses shared micromobility solutions through Helbiz Inc., vehicle rentals via Wheels Labs Inc. and e-commerce and planned brick-and-mortar stores via the micromobility.com brand. Committed to providing eco-friendly, affordable solutions and enhancing global accessibility, micromobility.com Inc. sets the standard for professional excellence in the micromobility landscape. For more information, visit www.micromobility.com.

Contacts

For media inquiries: press@micromobility.com